Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 33-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649 and 333-151674 on Form S-8 (the “S-8 Registration Statements”) and Registration Statement Nos. 33-60350, 333-48841, 333-12031, 333-46676, 333-106401, 33-69476, and 333-120612 on Form S-3 (the “S-3 Registration Statements”) of our reports dated February 27, 2009 relating to the consolidated financial statements and consolidated financial statement schedule of Cousins Properties Incorporated and subsidiaries and on the effectiveness of Cousins Properties Incorporated and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Cousins Properties Incorporated and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 27, 2009